FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 23, 2017	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2016 EARNINGS, REACHES $1 BILLION IN ASSETS

WASHINGTON TOWNSHIP, NJ, JANUARY 23, 2017 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2016.
Parke Bancorp reported net income available to common shareholders of $17.3 million, or $2.53 per common share and $2.06 per diluted common share, for the year ended December 31, 2016. This compares to $9.5 million, or $1.42 per common and $1.22 per diluted share, for the year ended December 31, 2015, an increase in net income of 82.3%.
For the quarter ended December 31, 2016, net income available to common shareholders was $3.1 million, or $0.45 per common share and $0.38 per diluted common share, compared to net income of $2.9 million, or $0.43 per common and $0.37 per diluted common share for the quarter ended December 31, 2015, an increase in quarterly net income of 4.4%.
The following is a recap of significant items that impacted the fourth quarter of 2016 compared to the same quarter last year:  an increase of $858,000 in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $269,000 in interest expense due to higher deposit volumes, a $700,000 increase in the provision for loan losses primarily due to an increase in outstanding loans, a $405,000 million decrease in noninterest income and a $121,000 decrease in noninterest expense, both primarily attributable to the sale of the Company's SBA business in the second quarter of 2016.
At December 31, 2016, Parke Bancorp's total assets increased to $1.0 billion from $885.1 million at December 31, 2015, an increase of $131.1 million, or 14.8%, primarily due to an increase in loans.
Parke Bancorp's total investment securities portfolio increased to $47.0 million at December 31, 2016 from $44.7 million at December 31, 2015, an increase of $2.3 million or 5.2%.

Parke Bancorp's total loans increased to $852.0 million at December 31, 2016 from $758.5 million at December 31, 2015, an increase of $93.5 million or 12.3%. This growth is over and above the $42.6 million in SBA loans sold during the second quarter.
At December 31, 2016, Parke Bancorp had $11.3 million in nonperforming loans representing 1.33% of total loans, a decrease of $2.3 million or 16.7% from $13.6 million at December 31, 2015. OREO at December 31, 2016 was $10.5 million, compared to $16.6 million at December 31, 2015 a decrease of 36.7%. The largest remaining property is a condominium development in Absecon, NJ. We continue to make progress in reducing our exposure in this property, from a high of $12.8 million to its current carrying value of $3.3 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 2.15% of total assets at December 31, 2016 as compared to 3.41% of total assets at December 31, 2015. Loans past due 30 to 89 days were $1.3 million at December 31, 2016, an increase of $78,000 or 6.4% from December 31, 2015.
At December 31, 2016, Parke Bancorp's allowance for loan losses was $15.6 million, as compared to $16.1 million at December 31, 2015. The decrease was primarily related to the sale of the SBA portfolio during the second quarter. The ratio of allowance for loan losses to total loans was 1.83% at December 31, 2016 and 2.13% at December 31, 2015. The ratio of allowance for loan losses to non-performing loans improved to 137.90% at December 31, 2016, compared to 119.00%, at December 31, 2015.
At December 31, 2016, Parke Bancorp's total deposits were $788.7 million, up from $665.2 million at December 31, 2015, an increase of $123.5 million or 18.6%. The increase is attributable to the successful opening of a new retail branch in Collingswood N.J., a new deposit account promotion and an increase in noninterest-bearing demand accounts.
Parke Bancorp's total borrowings decreased to $93.0 million at December 31, 2016 from $98.0 million at December 31, 2015, a decrease of $5.0 million or 5.1%.
Total shareholders' equity increased to $127.1 million at December 31, 2016 from $112.0 million at December 31, 2015, an increase of $15.1 million or 13.5%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"We are very proud that 2016 was the fourth consecutive year of record earnings for our Company and that we reached the milestone of $1 Billion in assets. There were many key ingredients to the success we enjoyed. We made a substantial profit on the sale of our SBA subsidiary, while obtaining the necessary approvals to continue providing SBA loans through the Bank, which is critical in supporting our small business community. It is also important to note that even without the sale of our SBA subsidiary, our Bank would have achieved record earnings for the fourth straight year. We continued to focus on strong operating income by generating quality loans, maintaining tight controls on our expenses and the further reduction of our non-performing assets. We also expanded our footprint in 2016, opening a new state of the art branch in Collingswood, NJ and in December we opened a new branch in the heart of Chinatown, PA. Our Collingswood office has far surpassed our goals and is already a $20mm branch in deposits. The fast growth of this branch supports our belief that this community would embrace a high tech full service community bank. Parke Bank has been a major lender to the fast growing Asian Community. The recent opening of our Chinatown branch will support our bank's role in supporting the Asian Community's expansion and growing our Asian loan portfolio. We are proud that we continue to focus on shareholder value and increased our cash dividend 25% in 2016. The Presidential election was one of the most controversial and bitter battles ever fought for the position. There will most likely be many changes to the regulatory climate with the new administration and we are in position, with our strong earnings and strong capital base, to take advantage of opportunities that may be available in the market."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2016	December 31, 2015	% Change
	(in thousands)
Total assets	$1,016,185	$885,124	14.8%
Cash and cash equivalents	70,720	27,429	157.8%
Investment securities	47,078	44,748	5.2%
Loans, net of unearned income	851,953	758,501	12.3%
Deposits	788,694	665,210	18.6%
Borrowings	93,053	98,053	-5.1%
Total shareholders' equity	127,134	112,040	13.5%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Return on average assets	1.36	1.48%	1.97%	1.25%
Return on average common equity	11.41%	12.80%	17.04%	10.82%
Interest rate spread	3.74%	4.03%	3.82%	4.02%
Net interest margin	3.91%	4.16%	3.96%	4.14%
Efficiency ratio	38.57%	40.56%	45.64%	43.57%

Asset Quality Data
	December 31, 2016	December 31, 2015
	(in thousands)
Allowance for loan losses	$15,580	$16,136
Allowance for loan losses to total loans	1.83%	2.13%
Allowance for loan losses to non-accrual loans	137.90%	119.00%
Non-accrual loans	$11,298	$13,559
OREO	$10,528	$16,629

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Interest and dividend income	$11,017	$10,159	$42,202	$39,410
Interest expense	1,762	1,493	6,764	5,812
Net interest income	9,255	8,666	35,438	33,598
Provision for loan losses	700	—	1,462	3,040
Net interest income after provision for loan losses	8,555	8,666	33,976	30,558
Non-interest income	515	920	10,290	5,080
Non-interest expense	3,768	3,889	16,628	16,852
Income before income taxes	5,302	5,697	27,638	18,786
Provision for income taxes	1,944	2,204	8,695	6,843
Net income attributable to Company and noncontrolling interests	3,358	3,493	18,943	11,943
Net income attributable to noncontrolling interests	19	(247)	(433)	(1,246)
Net income attributable to Company	3,377	3,246	18,510	10,697
Preferred stock dividend and discount	300	300	1,200	1,200
Net income available to common shareholders	3,077	2,946	17,310	9,497

Basic income per common share	0.45	0.43	2.53	1.42
Diluted income per common share	0.38	0.37	2.06	1.22

Weighted shares - basic	6,856,787	6,809,650	6,846,514	6,700,718
Weighted shares - diluted	8,991,957	8,881,444	8,964,700	8,772,128